FUND PARTICIPATION AGREEMENT
TOUCHSTONE VARIABLE SERIES TRUST

Dated May 1, 2009

This Fund Participation Agreement (the "Agreement") is made by and among Great-West Life & Annuity Insurance Company, a Colorado life insurance company and its affiliate, First Great-West Life & Annuity Insurance Company, a New York life insurance company, (collectively referred to herein as "GWL&A"), each on its own behalf and on behalf of the segregated asset accounts listed on Schedule A ("Separate Accounts"),  Touchstone Variable Series Trust, a Massachusetts business trust ("Trust"), Touchstone Securities, Inc., a Nebraska Corporation ("Distributor"), and Touchstone Advisors, Inc., an Ohio Corporation ("Advisor")

In consideration of the mutual benefits and promises contained in this Agreement, the parties agree as follows:

SECTION 1 - Representations and Covenants of the Parties

1.1           The Trust makes the following representations and covenants:

(a)
The Trust has been established and is validly existing and in good standing as a business trust under the laws of the Commonwealth of Massachusetts and has full corporate power, authority and legal right to execute, deliver and perform its duties and comply with its obligations under this Agreement.

(b)
The Trust is an open-end, management investment company and is duly registered under the Investment Company Act of 1940, as amended ("1940 Act").  The offering of the securities of the Trust has been duly registered under the Securities Act of 1933, as amended ("1933 Act").

(c)
The Trust consists of separate series described in the most recent Post-Effective Amendment to its Registration Statement on Form N-1A ("Trust Registration Statement").  Each separate series of the Trust to be offered by GWL&A though its Separate Accounts, is set forth on Schedule B (each a "Fund" or together the "Funds").

(d)
The Trust Registration Statement does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or a material fact that is necessary in order to make the statements therein not misleading.  This representation does not extend to statements or omissions made in reliance upon and in conformity with written information furnished by GWL&A.

(e)
The Trust and each Fund will comply with and qualify under the requirements applicable to regulated investment companies under Subtitle A, Chapter 1, Subchapter M of the Internal Revenue Code of 1986, as amended ("Code"), and the Trust will notify GWL&A immediately upon having a reasonable basis for believing that the Trust or any Fund has ceased to comply with these requirements.

(f)
Each Fund will comply with the diversification requirements set forth in Section 5(b)(1) of the 1940 Act and Section 817(h) of the Code and Section 1.817-5(b) of the regulations under the Code, and the Trust will cause each Fund to comply with these diversification requirements.  The Trust will notify GWL&A immediately upon having a reasonable basis for believing that any Fund has ceased to meet these requirements or might not meet these requirements in the future.

(g)
Except for shares or interests sold for organizational purposes prior to the effective date of its initial Registration Statement, the Trust will not sell shares of or interests in the Funds to purchasers other than the Separate Accounts established by GWL&A or other life insurance companies, segregated asset accounts of one or more other insurance companies, and trustees of qualified pension and retirement plans.

1.2	The Advisor represents and covenants that it is duly registered as an investment adviser under the Investment Advisers Act of 1940 and any applicable state securities laws.

1.3
The Trust and the Adviser represent and warrant that all of its respective officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Trusts are, and shall continue to be at all times, covered by a blanket fidelity bond or similar coverage for the benefit of the Trust in an amount not less than the minimal coverage required by Rule 17g-1 under the 1940 Act or related provisions as may be promulgated from time to time.  The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

1.4
GWL&A represent and warrant that all of its respective officers, employees, investment advisers, and other individuals dealing with the money and/or securities of the Trust are covered by a blanket fidelity bond or similar coverage for the benefit of the Fund, and that said bond is issued by a reputable bonding company, includes coverage for larceny and embezzlement, and is in an amount not less than $5 million.  Such bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.  GWL&A agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Trust in the event that such coverage no longer applies.

1.5
The Distributor represents and covenants that it is duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (“1934 Act”) and is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”)

1.6           GWL&A represents and covenants as follows:

(a)
It is an insurance company duly organized, validly existing and in good standing under applicable law of its state of incorporation and domicile and has full corporate power, authority and legal right to execute, deliver and perform its duties and comply with its obligations under this Agreement and has legally and validly established the Separate Accounts as segregated asset accounts under all applicable insurance laws and has registered the Separate Accounts as unit investment trusts under the 1940 Act.

(b)
The Separate Accounts offer variable annuities and/or variable life insurance contracts, which are listed on Schedule A (the "Contracts").  The offering of the Contracts has been registered under the 1933 Act in one or more registration statements ("GWL&A Registration Statements").  The Contracts are treated as annuity contracts or life insurance contracts under applicable provisions of Code.

(c)
Each Separate Account is a segregated asset account, established under the insurance laws of the applicable state of incorporation of GWL&A, to set aside and invest assets attributable to the Contracts.

(d)
Interests in each Separate Account are offered exclusively through the purchase of "variable contracts," within the meaning of such term under Section 817(d) of the Code.  GWL&A will cause the Separate Accounts to continue to meet such definitional requirements, and will notify the Trust immediately upon having a reasonable basis for believing that a Separate Account has ceased to meet these requirements or might not meet these requirements in the future.

(e)
The GWL&A Registration Statements do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or a material fact that is necessary in order to make the statements therein not misleading.  This representation does not extend to statements or omissions made in reliance upon and in conformity with written information furnished by the Trust in accordance with this Agreement.

(f)
GWL&A intends to utilize its NSCC member broker/dealer affiliate, GWFS Equities, Inc. (“Underwriter”), which is and at all times shall remain, duly registered with the SEC as a broker-dealer under the 1934 Act and a member of the FINRA, to transmit instructions for the purchase, redemption and transfer of Fund shares on behalf of the Separate Accounts, and alone, or with the assistance of a recordkeeping affiliate, to perform certain recordkeeping functions associated with the transfer of Fund shares into and out of the Separate Accounts in order to recognize certain organizational economies.  GWL&A will ensure that Underwriter is complaint with all applicable terms and conditions of this Agreement.

1.7           The representations and covenants contained in this Agreement are continuing representations and covenants of each party making them and must be satisfied throughout the term of this Agreement.  Each party will immediately notify the others if any of the representations and covenants contained in these sections have not or will not be met.

SECTION 2 - Purchase and Redemption

2.1            The Trust and Distributor agree to make the Fund shares available for purchase by GWL&A and its Separate Accounts at the applicable net asset value per share on those days on which the Fund calculates its net asset value pursuant to rules of the Securities and Exchange Commission ("SEC").  Notwithstanding the foregoing, the Board of Trustees of the Trust ("Board") may refuse to sell shares of any person, or suspend or terminate the offering of shares of any Fund if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Fund.

2.2        The Trust will provide to GWL&A, reasonably promptly following the close of trading (the "Close") on each Business Day, as defined below: (i) the net asset value per share for each Fund as of the Close on that Business Day; and (ii) the per share amount of any dividend or capital gain distribution made by a Fund if the ex-dividend date for such dividend or distribution has occurred since the Close of the preceding Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and each other day, if any, on which the Trust is required to calculate the net asset value of a Fund, as set forth in the Trust's Registration Statement.

2.3            If the Trust provides GWL&A with materially incorrect share net asset value information as determined under SEC guidelines, GWL&A shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct net asset value per share.  Any material error in the calculation or reporting of net asset value per share, dividend or capital gain information shall be reported to GWL&A promptly upon discovery.

2.4            GWL&A shall be the designee of the Trust for receipt of orders from the owners of the Contracts.  Accordingly, receipt of an order for the purchase or the redemption of shares of the Trust by GWL&A shall, for purposes of the calculations described in this section, constitute receipt of an order by the Trust, provided that the Trust receives notice of the order by 9:00 a.m. Eastern Time on the following Business Day.  Orders received by GWL&A will be sent directly to the Trust or its specified agent, and payment for purchases, net of redemptions, will be wired to a custodial account designated by the Trust by 4:00 p.m. Eastern Time on the same day as the order for shares is placed.  If redemptions for the Trust for any period exceed purchases, the Trust will wire the excess amount to an account designated by GWL&A by 4:00 p.m. Eastern Time on the same day as the Order is placed.  GWL&A agrees that purchases and redemptions of Fund shares offered by the then current prospectus of each Fund shall be made in accordance with the provisions of such prospectus.

2.5           The Trust will execute all orders from GWL&A (whether net purchases or net redemptions) at the net asset value per share, as determined as of the Close on the preceding Business Day, i.e., the Business Day on which the orders were duly received by GWL&A from owners of the Contracts in accordance with the GWL&A Registration Statement.

SECTION 3 - Expenses

3.1           All expenses related to the establishment and operation of the Trust, including all costs of registration and other compliance under state and federal laws shall be paid by the Trust.  All expenses related to the establishment and operation of the Separate Accounts, including all costs of registration and other compliance under state and federal laws shall be paid by GWL&A.  Each party will bear, or arrange for another to bear, all expenses incident to its performance under this Agreement

3.2           The Trust will provide GWL&A, after the end of each fiscal year, with such investment advisory expense data and other expense data of each Fund for the fiscal year, and with such other information as may be necessary, to enable GWL&A to fulfill, on a timely basis, its prospectus disclosure obligations under its Contracts, state and federal securities laws and state insurance requirements.

3.3           The Trust will provide at its expense to GWL&A a camera ready copy or reasonable quantity of printed copies of: (i) all prospectuses of the Trust or any Fund required for delivery to existing Contract owners and all related statements of additional information; (ii) all proxy material required for meetings of shareholders of the Trust or any Fund thereof; and (iii) all periodic reports to shareholders of the Trust required to be delivered to the Contract owners.  GWL&A shall be responsible for the cost of delivery of these items provided by the Trust to its Contract owners.

SECTION 4 – Marketing and Operations

4.1            GWL&A will make all reasonable efforts to market the Contracts.  In marketing the contracts, GWL&A will comply with all applicable state and federal securities and insurance laws, as well as all other applicable laws.

4.2           Neither GWL&A, nor any of their affiliates, will give any information or make any representations or statements on behalf of or concerning Trust or its affiliates in connection with the sale of the Contracts other than: (i) the information or representations contained in the registration statement, including the Fund prospectuses contained therein as such registration statements may be amended from time to time; or (ii) in reports or proxy materials for the Trust; or (iii) in sales literature or other promotional material approved by the Trust in accordance with the procedure set forth in this Agreement.

4.3           GWL&A will provide at least one complete copy of each piece of sales literature or other promotional material as defined below in which the Funds, the Trust, or any of its affiliates is named, at least 10 Business Days prior to its use.  No such material shall be used without the prior written approval of the Trust or its designee, which approval shall not be unreasonably withheld or delayed.  GWL&A will provide the Trust or its designee with a copy of all statements and information that relate to the Trust or the Funds, which GWL&A intends to include in its Contract prospectuses, in advance of the filing and allow the Trust 10 Business Days to provide comments and approval.  Such statements and information shall not be used without the prior written approval of the Trust or its designee, which approval shall not be unreasonably withheld or delayed.

4.4           The phrase "sales literature or other promotional material" includes, but is not limited to: (i) advertisements such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media, including on-line networks, Internet or Intranet sites, or any other type of electronic messages; (ii) sales literature includes, but is not limited to any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article; (iii) educational or training materials or other communications distributed or made generally available to some or all agents or employees; and (iv) any other material constituting sales literature or advertising under FINRA rules, the 1933 Act or the 1940 Act.

4.6           Administrative services to Contract owners shall be the responsibility of GWL&A and shall not be the responsibility of the Trust.  The Trust recognizes that GWL&A, through the Separate Accounts, will be the shareholder of the Trust and the Funds for the benefit of owners of the Contracts.

4.7           Each party will comply with all applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, recordkeeping and compliance requirements of the Bank Secrecy Act and the USA PATRIOT Act.  The parties agree, when permitted by applicable law, to promptly notify each other whenever questionable activities or potential indication of suspicious activities or Office of Foreign Asset Control matches are detected.  Each party agrees to investigate any potentially suspicious activity and to take appropriate actions as required.

 SECTION 5 - Voting

So long as, and to the extent that, the SEC continues to interpret the 1940 Act to require (and so long as any state insurance department or agency having jurisdiction requires) pass-through voting privileges for variable contract owners, the Trust, at its expense, will provide sufficient copies of all proxy material to GWL&A for distribution to the Contract owners.  GWL&A will mail or otherwise distribute the proxy material at its expense.  GWL&A will vote shares in the Fund in accordance with instructions received from the Contract owners.  GWL&A shall vote those shares for which no instructions have been received in the same proportion as the portion for which instructions have been received from Contract owners.  GWL&A will not recommend or oppose action in connection with any such vote or interfere with any such solicitation of proxies, and will facilitate the solicitation of proxies and the receipt of votes in all reasonable respects.

SECTION 6 - Mixed and Shared Funding

6.1           The Trust has received an order from the SEC exempting it from certain provisions of the 1940 Act and rules thereunder so that the Trust may be available for investment by certain other entities, including, without limitation, separate accounts funding variable annuity contracts or variable life insurance contracts, segregated asset accounts of insurance companies unaffiliated with GWL&A, and trustees of qualified pension and retirement plans (collectively," Mixed and Shared Funding").  The parties recognize that the SEC has imposed terms and conditions for such Mixed and Shared Funding Order (the "Order"), and the parties agree to abide by all the terms and conditions to that Order.

6.2           Pursuant to the Order, the Trust agrees that its Board of Trustees will monitor for the existence of any material irreconcilable conflict between the interests of the investors in all separate accounts of life insurance companies utilizing the Trust ("Participating Insurance Companies"), including each Separate Account and each Contract, and participants in all qualified retirement and pension plans investing in the Trust ("Participating Plans").  GWL&A agrees to inform the Board of Trustees of the Trust of the existence of, or any potential for, any such material irreconcilable conflict of which it is aware.  The concept of a "material irreconcilable conflict" is not defined by the 1940 Act or the rules thereunder, but the Parties recognize that such a conflict may arise for a variety of reasons, including, without limitation:

(a)	an action by any state insurance or other regulatory authority;
(b)
a change in applicable federal or state insurance, tax or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax or securities regulatory authorities;

(c)	an administrative or judicial decision in any relevant proceeding;
(d)	the manner in which the investments of any Fund are being managed;
(e)	a difference in voting instructions given by variable annuity contract and variable life insurance Contract owners or by the separate accounts of different Participating Insurance Companies;
(f)	a decision by a Participating Insurance Company to disregard the voting instructions of Contract owners; or
(g)	a decision by a Participating Plan to disregard the voting instructions of Plan participants.

GWL&A will assist the Board of Trustees in carrying out its responsibilities under the Order by providing the Board of Trustees with all information reasonably necessary for the Board of Trustees to consider any issue of material irreconcilable conflict raised, including information as to a decision by GWL&A to disregard voting instructions of its Contract owners.

6.3           The Trust hereby notifies GWL&A that it may be appropriate to include in the prospectus pursuant to which a Contract is offered disclosure regarding the potential risks of Mixed and Shared Funding.

SECTION 7 - Indemnification

7.1           Of the Trust, Distributor and Advisor by GWL&A:

(a)
Except to the extent provided herein, GWL&A agrees to indemnify and hold harmless the Trust, Distributor and Advisor, and their affiliates, and each person, if any, who controls the Trust, Distributor or Advisor, or their respective affiliates within the meaning of Section 15 of the 1933 Act and each of their respective directors and officers, (collectively, the "Indemnified Parties" for purposes of this subsection) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of GWL&A) or actions in respect thereof (including, to the extent reasonable, legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or actions:

1)
arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any GWL&A Registration Statement, any Contract prospectus, the Contracts, or sales literature or advertising for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be  stated therein or necessary to make the statements therein not misleading; provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to GWL&A by or on behalf of the Trust for use in any GWL&A Registration Statement, any Contract prospectus, the Contracts, or sales literature or advertising or otherwise for use in  connection with the sale of Contracts (or any amendment or supplement to any of the foregoing);  or

2)
arise out of or as a result of any other statements or representations (other than statements or representations contained in the Trust Registration Statement, the Trust  prospectus, sales literature or  advertising of the Trust, or any amendment or supplement to any of the foregoing, not supplied for use therein by or on behalf of GWL&A or its affiliates and on which such persons have reasonably relied or that are otherwise published by the Trust and made available to the general public as required by the 1933 Act or the 1940 Act on which GWL&A and its affiliates may reasonably rely) or the negligent, illegal or fraudulent conduct of GWL&A or its affiliates, or persons under its control (including, without limitation, their employees and "Associated Persons" of Underwriter, as that term is defined in paragraph (rr) of Article I of the FINRA's By-Laws), in connection with the sale or distribution of the Contracts; or

3)
arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Trust Registration Statement, the Trust  prospectus, sales literature or advertising of  the Trust, or any amendment or supplement to any of the foregoing, or the omission or alleged omission to state  therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon and in conformity with information furnished to the Trust or its affiliates by or on behalf of GWL&A or its affiliates for use in the Trust Registration Statement, the Trust prospectus, sales literature or advertising of the Trust, or any amendment or supplement to any of the foregoing; or

4)
arise as a result of any failure by GWL&A to perform the obligations, provide the services and furnish the materials required of them under the terms of this Agreement, or any material breach of any representation or warranty made by GWL&A in this Agreement or arise out of or result from any other material breach of this Agreement by GWL&A; or

5)
arise as a result of failure by the Contracts issued by GWL&A to qualify as annuity contracts or life insurance contracts under the Code, other than by reason of any Fund's failure to comply with Subtitle A, Chapter 1, Subchapter M or Section 817(h) of the Code.

(b)
GWL&A shall not be liable under this section with respect to any losses, claims, damages, liabilities or actions to which an Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance by that Indemnified Party of its duties or by reason of that Indemnified Party's reckless disregard of its obligations or duties under this Agreement.

(c)
GWL&A shall not be liable under this section with respect to any action against an Indemnified Party unless the Trust shall have notified GWL&A in writing within a reasonable time after the summons or other first legal process giving information of the nature of the action shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify GWL&A of any such action shall not relieve GWL&A from any liability which they may have to the Indemnified Party against whom such action is brought otherwise than on account of this section. Except as otherwise provided herein, in case any such action is brought against an Indemnified Party, GWL&A shall be entitled to participate, at its own expense, in the defense of such action and also shall be entitled to assume the defense thereof (which shall include, without limitation, the conduct of any ruling request and closing agreement or other settlement proceeding with the IRS), with counsel approved by the Indemnified Party named in the action, which approval shall not be unreasonably withheld.  After notice from GWL&A to such Indemnified Party of GWL&A's election to assume the defense thereof, the Indemnified Party will cooperate fully with GWL&A and shall bear the fees and expenses of any additional counsel retained by it, and GWL&A will not be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof, other than reasonable costs of investigation.

7.2           Of GWL&A by the Trust, Distributor and Advisor:

(a)
Except to the extent provided herein, the Trust, Distributor and Advisor (collectively referred to as the Trust in this section) agree to indemnify and hold harmless GWL&A, its affiliates, and each person, if any, who controls GWL&A, or its affiliates within the meaning of Section 15 of the 1933 Act and each of its directors and officers, (collectively, the "Indemnified Parties" for purposes of this sub section) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Trust) or actions in respect thereof (including, to the extent reasonable, legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law, or otherwise, insofar as such losses, claims, damages, liabilities or actions:

1)
arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Trust Registration Statement, the Trust  prospectus or sales literature or advertising of the Trust (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in  reliance upon and in conformity with information furnished to the Trust or its affiliates by or on behalf of GWL&A or its affiliates for use in the Trust Registration Statement, the Trust prospectus, or in sales literature or advertising or otherwise for use in connection with the sale of shares (or any amendment or supplement to any of the foregoing); or

2)
arise out of or as a result of any other statements or representations (other than statements or  representations contained in any GWL&A Registration Statements, any Contract prospectus, sales literature or advertising for the Contracts, or any amendment or supplement to any of the foregoing, not supplied for use therein by or on behalf of the Trust or their affiliates and on which such persons have  reasonably relied) or the negligent, illegal or fraudulent conduct of the Trust or their affiliates or persons under their control (including, without limitation, their employees and "Associated Persons" as that term is  defined in Section (rr) of Article I of the FINRA By-Laws), in connection with the sale or distribution of the Trust shares; or

3)
arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any GWL&A Registration Statements, any Contract prospectus, sales literature or advertising covering the Contracts, or any amendment or supplement to any of the foregoing, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon and in conformity with information furnished to GWL&A or its affiliates by or on behalf of the Trust for use in any GWL&A Registration Statement, any Contract prospectus, sales literature or advertising covering the Contracts, or any amendment or supplement to any of the foregoing; or

4)
arise as a result of any failure by the Trust to perform the obligations, provide the services and furnish the materials required of it under the terms of this Agreement, or any material breach of any representation and/or warranty made by the Trust in this Agreement or arise out of or result from any other material breach of this Agreement by the Trust.

5)
arise as a result of failure by the Funds to comply with the diversification requirements set forth in Section 5(b)(1) of the 1940 Act and Section 817(h) of the Code and Section 1.817-5(b) of the regulations under the Code.

(b)
The Trust shall not be liable under this section with respect to any losses, claims, damages, liabilities or actions to which an Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance by that Indemnified Party of its duties or by reason of such Indemnified Party's reckless disregard of its obligations and duties under this Agreement.

(c)
The Trust shall not be liable under this section with respect to any action against an Indemnified Party unless the Indemnified Party shall have notified the Trust in writing within a reasonable time after the summons or other first legal process giving information of the nature of the action shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Trust of any such action shall not relieve the Trust from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this section. Except as otherwise provided herein, in case any such action is brought against an Indemnified Party, the Trust will be entitled to participate, at its own expense, in the defense of such action and also shall be entitled to assume the defense thereof (which shall include, without limitation, the conduct of any ruling request and closing agreement or other settlement proceeding with the IRS), with counsel approved by the Indemnified Party named in the action, which approval shall not be unreasonably withheld. After notice from the Trust to such Indemnified Party of the Trust election to assume the defense thereof, the Indemnified Party will cooperate fully with the Trust and shall bear the fees and expenses of any additional counsel retained by it, and the Trust will not be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof, other than reasonable costs of investigation.

(d)
In no event shall the Trust be liable under the indemnification provisions contained in this Agreement to any individual or entity, including, without limitation, GWL&A or any other Participating Insurance Company or any Contract owner, with respect to any losses, claims, damages, liabilities or expenses that arise out of or result from (i) a breach of any representation, warranty, and/or covenant made by GWL&A hereunder or by any Participating Insurance Company under an agreement containing substantially similar representations, warranties and covenants; (ii) the failure by GWL&A or any Participating Insurance Company to maintain its segregated asset account (which invests in any Fund) as a legally and validly established segregated asset account under applicable state law and as a duly registered unit investment trust under the provisions of the 1940 Act (unless exempt therefrom); or (iii) the failure by GWL&A or any Participating Insurance Company to maintain its variable annuity or life insurance contracts (with respect to which any Fund serves as an underlying funding vehicle) as annuity contracts or life insurance contracts under applicable provisions of the Code.

7.3           Any notice given by the indemnifying party to an Indemnified Party referred to in herein, of participation in or control of any action by the indemnifying party will in no event be deemed to be an admission by the indemnifying party of liability, culpability or responsibility, and the indemnifying party will remain free to contest liability with respect to the claim among the Parties or otherwise.

7.4           A successor by law of any party shall be entitled to the benefits of the indemnification contained in this section.

SECTION 8 - Trademarks

8.1           The Trust or its affiliates own all right, title and interest in and to the name, trademark and service mark "Touchstone" and such other trade names, trademarks and service marks as may be set forth on Schedule C, as amended from time to time by written notice from the Trust to GWL&A (the "Touchstone licensed marks") and is authorized to use and to license other persons to use such marks.  GWL&A is hereby granted a non-exclusive license to use the Touchstone licensed marks in connection with GWL&A's performance of the services contemplated under this Agreement, subject to the terms and conditions set forth in this section.

8. 2           The grant of license to GWL&A (the "licensee") shall terminate automatically upon termination of this Agreement.  Upon automatic termination, the licensee shall cease to use the Touchstone licensed marks, except that GWL&A shall have the right to continue to service any outstanding Contracts bearing any of the Touchstone licensed marks.  Upon the Trust’s elective termination of this license, GWL&A shall immediately cease to issue any new annuity or life insurance contracts bearing any of the Touchstone licensed marks and shall likewise cease any activity which suggests that it has any right under any of the Touchstone licensed marks or that it has any association with the Trust, except that GWL&A shall have the right to continue to service outstanding Contracts bearing any of the Touchstone licensed marks.

8.3           During the term of this grant of license, the Trust may request that a licensee submit samples of any materials bearing any of the Touchstone licensed marks which were previously approved by the Trust but, due to changed circumstances, the Trust may wish to reconsider.  If, on reconsideration, or on initial review, respectively, any such samples fail to meet with the written approval of the Trust, then the licensee shall immediately cease distributing such disapproved materials.  The Trust's approval shall not be unreasonably withheld, and the Trust or its affiliates, when requesting reconsideration of a prior approval, shall assume the reasonable expenses of withdrawing and replacing such disapproved materials.  The licensee shall obtain the prior written approval of the Trust for the use of any new materials developed to replace the disapproved materials, in the manner set forth above.

8.4           The licensee hereunder: (i) acknowledges and stipulates that, to the best of the knowledge of the licensee, the Touchstone licensed marks are valid and enforceable trademarks and/or service marks and that such licensee does not own the Touchstone licensed marks and claims no rights therein other than as a licensee under this Agreement; (ii) agrees never to contend otherwise in legal proceedings or in other circumstances; and (iii) acknowledges and agrees that the use of the Touchstone licensed marks pursuant to this grant of license shall inure to the benefit of the Trust or its affiliates.

SECTION 9 – Excessive Trading

9.1           GWL&A agrees to provide the Trust prior  notice for any plan initiated redemption which exceeds $5,000,000 with respect to any Fund.

9.2           The Parties acknowledge and agree that excessive trading can disrupt management of the Fund and raise its expenses.  In particular, the Funds may have difficulty implementing their long-term investment strategies if they are forced to maintain a higher level of their assets in cash to accommodate significant short-term trading activity resulting from market timing.  A Fund may bear increased administrative costs due to asset level and investment volatility that accompanies patterns of short-term trading activity.

9.3           The Trust has adopted policies and procedures to discourage excessive trading of the Funds’ shares.  The Trust defines “excessive trading” in its current prospectuses and the Trust Registration Statement, as it may be amended from time to time.  GWL&A and Underwriter will take reasonable steps to discourage excessive short-term trading and will not knowingly accommodate frequent purchases and redemptions of Fund shares by Contract owners.  If the Trust has reason to believe that GWL&A has engaged in excessive short-term trading, the Trust may ask the GWL&A to stop such activities or restrict or refuse to process purchases or exchanges in the GWL&A's accounts.

SECTION 10 - Termination

10.1          This Agreement shall terminate:

(a)	at the option of any party, upon not less than 60 days advance written notice to the other parties;
(b)
termination by the GWL&A by written notice to the Trust and the Distributor with respect to any Fund in the event any of the Fund's shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company;

(c)
termination by the GWL&A by written notice to the Trust and the Distributor with respect to any Fund in the event that such Fund fails to meet the diversification requirements specified in this Agreement;

(d)
termination by the GWL&A by written notice to the Trust and Distributor, if the GWL&A shall determine, in its sole judgment exercised in good faith, that either the Trust or the Distributor has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity;

(e)
termination by either the Trust or Distributor by written notice to the GWL&A, if either one or both of the Trust or the Distributor respectively, shall determine, in their sole judgment exercised in good faith, that the GWL&A has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity;

(f)
at the option of GWL&A by written notice to the Trust and Distributor upon institution of formal proceedings against the Trust, Distributor or Advisor by the FINRA, the SEC or any other regulatory body;

(g)
at the option of the Trust, immediately upon delivery of written notice to GWL&A, upon institution of formal proceedings against the Separate Accounts or GWL&A or Underwriter by the FINRA, the SEC or any other state or federal regulatory body;

(h)
at the option of the Trust, immediately upon delivery of notice to the GWL&A that the Contracts cease to qualify as annuity contracts or life insurance contracts under the Code (other than by reason of the Trust's noncompliance with Section 817(h) or Subtitle A, Chapter 1, Subchapter M of the Code) or if interests in the Contracts are not registered, where required, and, in all material respects, are not issued or sold in accordance with any applicable federal or state law; or

(i)
at the option of any non-defaulting party hereto in the event of a material breach of this Agreement by any party hereto (the "defaulting party") other than as described in 11.1(a)-(h); provided, that the non-defaulting party gives written notice thereof to the defaulting party, with copies of such notice to all other non-defaulting parties, and if such breach shall not have been remedied within thirty (30) days after such written notice is given, then the non-defaulting party giving such written notice may terminate this Agreement by giving thirty (30) days written notice of termination to the defaulting party.

10.2          No termination of this Agreement will be effective unless and until the party terminating this Agreement gives written notice to the other parties of its intent to terminate, and such notice shall set forth the basis for such termination.

10.3          Notwithstanding any termination of this Agreement, each party's obligations under section 9 to indemnify other parties shall survive and not be affected by any termination of this Agreement.

SECTION 11 - GENERAL

11.1          Notices.  Any notice, claim, request or demand required by this Agreement shall be in writing and shall be deemed to have been duly given on the next business day if delivered by a reputable third party overnight delivery service; or on the third business day after mailing (first class, postage prepaid) to the addresses or fax numbers set forth below:

(a)           If to GWL&A (for itself or on behalf of the Separate Accounts):

Great-West Life & Annuity Insurance Company or
First Great-West Life & Annuity Insurance Company
8515 East Orchard Road
Greenwood Village, CO  80111
Attn:            Beverly Byrne, Chief Compliance Officer and Legal Counsel, Financial Services

(b)	If to the Trust (for itself or on behalf of any of its Funds):

Touchstone Variable Series Trust
303 Broadway Street, Suite 1100
Cincinnati, Ohio  45202
Attn: Jill T. McGruder

        With a copy to:
Kevin L Howard, Esq.
Vice President and Associate General Counsel
Western & Southern Financial Group, Inc.
400 Broadway
Cincinnati, Ohio 45202

(c)	If to the Distributor or Advisor, respectively:

Touchstone Securities, Inc. or
Touchstone Advisors, Inc.
303 Broadway Street, Suite 1100
Cincinnati, Ohio  45202
Attn: Julie Smith
With a copy to:
Kevin L Howard, Esq.
Vice President and Associate General Counsel
Western & Southern Financial Group, Inc.
400 Broadway
Cincinnati, Ohio 45202

11.2           No Waiver.  The forbearance or neglect of any party to insist upon strict compliance by any other party, with any of the provisions of this Agreement, whether continuing or not, or to declare a termination against the other parties, shall not be construed as a waiver or any of the rights or privileges of any party hereunder.  No waiver of any right or privilege of any party arising from any default or failure of performance by any party shall affect the rights or privileges of the other parties in the event of a further default or failure of performance.

11.3           Assignment.  No party to this Agreement may assign this Agreement or any interest in the Agreement, by operation of law or otherwise, without the prior written consent of all other parties to this Agreement.

11.4           Governing Law.  This Agreement shall be construed and the provisions of this Agreement interpreted under and in accordance with the laws of Delaware.  This Agreement shall be subject to the provisions of the federal securities statutes, rules and regulations, including such exemptions from those statutes, rules and regulations as the SEC may grant, and the terms of this Agreement shall be interpreted and construed in accordance therewith.

11.5           Trust Liability.  All persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust.  The Trustees, officers, agents or shareholders shall not be personally liable for obligations entered into on behalf of the Trust in good faith and in the usual course of business.

11.6           Severability.  If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

11.7           Rights Cumulative. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, to which the Parties are entitled under federal and state laws.

11.9           Headings.  The headings used in this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

11.10         Parties to Cooperate.  Each party to this Agreement will cooperate with each other party and all appropriate governmental authorities (including, without limitation, the SEC, the FINRA and state insurance regulators) and will permit each other and such authorities reasonable access to its books and records (including copies thereof) in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

11.11         Counterparts.  This Agreement may be signed in counterparts.

11.12         Amendments.  This Agreement may be amended from time to time as agreed to by the Parties.

11.13         Force Majeure.  None of the parties hereto shall be liable to the other for any and all losses, damages, costs, charges, counsel fees, payments, expenses or liability due to any failure, delay or interruption in performing its obligations under this Agreement, and without the fault or negligence of such party, due to causes or conditions beyond its control including, without limitation, labor disputes, strikes (whether legal or illegal), lock outs (whether legal or illegal), civil commotion, riots, war and war-like operations including acts of terrorism, embargoes, epidemics, invasion, rebellion, hostilities, insurrections, explosions, floods, unusually severe weather conditions, earthquakes, military power, sabotage, governmental regulations or controls, failure of power, fire or other casualty, accidents, national or local emergencies, boycotts, picketing, slow-downs, work stoppages, acts of God or natural disasters, provided that such failure or delay was not capable of mitigation pursuant to a prudent business continuity, disaster recovery or similar program.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY	FIRST GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY
By its authorized officer, By:______________________________	By its authorized officer, By:______________________________
Printed Name: _____________________	Printed Name: _____________________
Title:	Title:

TOUCHSTONE VARIABLE SERIES TRUST	TOUCHSTONE SECURITIES, INC.
By its authorized officer, By:______________________________	By its authorized officer, By:______________________________
Printed Name: _____________________	Printed Name: _____________________
Title:	Title:

TOUCHSTONE ADVISORS, INC.
By its authorized officer, By:______________________________
Printed Name: _____________________
Title:

EXHIBIT A

SEPARATE ACCOUNTS AND CONTRACTS

Name of Separate Account (Registrant)	Name of Life Company (Depositor)	Date of Establishment	40 Act Registration Number
Variable Annuity-1	Great-West Life & Annuity Insurance Company	July 24, 1995	811-07549
Variable Annuity-1	First Great-West Life & Annuity Insurance Company	January 15, 1997	811-08183

Name of Contract	Name of Life Company (Issuer)	33 Act Registration Number
Select	Great-West Life & Annuity Insurance Company	333-01153
OneSource	Great-West Life & Annuity Insurance Company	333-52956
Select	First Great-West Life & Annuity Insurance Company	333-130820
OneSource	First Great-West Life & Annuity Insurance Company	333-147743

EXHIBIT B

FUNDS TO BE OFFERED IN THE CONTRACT

TVST Mid Cap Growth Fund

EXHIBIT C
TRADEMARKS

TOUCHSTONE®
TOUCHSTONE INVESTMENTS®
TOUCHSTONE FAMILY OF FUNDS®
TOUCHSTONE FUNDS®